Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 23, 2017, relating to the consolidated financial statements of RLJ Entertainment, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

September 5, 2017